Exhibit 10.3

Debt settlement AGREEMENT

This debt settlement agreement (this “Agreement”) is entered into at New York, New York on September 15, 2022 between Harmony Energy Technologies Corporation (the “Debtor” or “Harmony”) and Keystone Associates Inc. (the “Creditor”; together with the Debtor, the “Parties” and each of them a “Party”).

RECITALS

A.	The Debtor owes the Creditor an amount of $54,000 (the “Debt”) management fee for the period of January to September, 2022;

B.	The Closing Date may be on or around September 16, 2022 (the “Closing Date”).

C.	The Parties wish to settle the Debt by the issuance to the Creditor of securities of Harmony common share. (“Shares”).

THEREFORE, the Parties agree as follows:

1. Conversion and Release

The Debtor shall issue 540,000 shares to the Creditor, at a price of $0.10 each, total value of $54,000. The Creditor hereby fully and irrevocably releases the Debtor from the Debt, conditional immediately upon the issuance of those shares.

2. Ownership of Debt

The Creditor represents and warrants to the Debtor that none of the Debt has been assigned whether expressly, impliedly or by operation of law, that the Creditor owns all of the Debt, with sole authority to release it.

3. No Collection

The Creditor shall forever refrain from attempting to collect or enforce any of the amount was settled in this agreement, including, without limitation, by commencing, instituting or prosecuting any lawsuit, action or proceeding whether judicial, administrative or otherwise.

4. Legends

For purposes of complying with the United States Securities Act of 1933 or any State Securites Laws, the Creditor understands and acknowledges that upon the issuance of the Shares, the certificates representing the common shares, as well as all certificates issued in exchange therefor, the securities to be issued will be subject to a hold period of twelve months and a day.

5. Entire Agreement

This Agreement constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior agreements, discussions, negotiations and representations, whether oral or written, related to its subject matter.

6. Headings and References

The division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.

7. Further Assurances

A Party shall promptly do, sign, deliver or cause to be done, signed and delivered all further acts, documents and things that another Party may reasonably require for the purpose of giving effect to this Agreement.

8. Non Assignment and Amendment

No Party may assign or delegate any right or obligation under this Agreement without the prior consent of each other Party, which consent may not be unreasonably withheld or delayed. This Agreement may be amended only in a writing signed by each Party.

9. Governing Law and Jurisdiction

This Agreement is governed by the laws of the State of Delaware and the laws of USA applicable therein (without regard to conflicts of law principles).

10. Counterparts

This Agreement may be signed in any number of counterparts, each of which is deemed to be an original and all of which when taken together are deemed to constitute one and the same instrument. Each counterpart may be delivered by fax or email and a faxed or emailed copy is as effective as an original.

SIGNED at the place and on the date first mentioned above.

Harmony Energy Technologies Corporation

By:
Keystone Associates Inc.	Name:
Title: